UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

October 12, 2015

CITRIX SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27084	75-2275152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

851 West Cypress Creek Road Fort Lauderdale, Florida	33309
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 267-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 12, 2015, Citrix Systems, Inc. (the “Company”) entered into a Retention Agreement with Mark B. Templeton, which was unanimously approved by the independent directors on the Company’s Board of Directors (the “Board”) upon the recommendation of the Compensation Committee. The Company reported in its Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2015, that it had commenced a search for a successor to Mr. Templeton as President and Chief Executive Officer of the Company. Following this announcement regarding succession, it was determined that appropriate steps were required to provide Mr. Templeton with a retention bonus and other compensation and benefits arrangements to encourage him to remain employed with the Company until his successor was appointed. Since such announcement, Mr. Templeton has continued to play a critical role in, among other things, retaining and leading the Company’s management team, preserving the operational capacity of the Company, maintaining the commitment and engagement of the Company’s employees, partners and customers, and facilitating a smooth transition to his successor.

The Retention Agreement provides that Mr. Templeton will receive a cash payment in an amount equal to two times the sum of his current annual base salary and target variable cash compensation upon the earlier of (a) the date that a permanent, interim or acting Chief Executive Officer commences employment with the Company or (b) the date of termination of his employment by the Board without “cause” (as defined in his Change in Control Agreement with the Company). On such date, Mr. Templeton will retire as a member of the Board and from his positions as President and Chief Executive Officer of the Company. In addition, Mr. Templeton will receive immediate vesting of all of his equity awards with time-based vesting, and he will be entitled to continued health insurance coverage until his 65th birthday. The Company also will continue to pay the premiums on Mr. Templeton’s life insurance policies maintained by the Company, and such policies will be transferred from the Company to Mr. Templeton following his last day of service. The Company also will purchase for Mr. Templeton’s benefit a supplemental directors and officers liability insurance policy. Such payments and benefits are subject to the execution of a separation and release agreement by Mr. Templeton containing, among other provisions, a general release of claims in favor of the Company and a limited release of claims in favor of Mr. Templeton.

As part of the Retention Agreement, Mr. Templeton has agreed that he will provide transition assistance to the Company upon the request of the Board for a limited period, on terms and conditions to be mutually agreed upon by the Board and Mr. Templeton. The Company will compensate Mr. Templeton at a daily rate equal to his base salary divided by 365 for each day on which he provides any agreed service.

The foregoing summary of the Retention Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Retention Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Retention Agreement, dated October 12, 2015, by and between Citrix Systems, Inc. and Mark B. Templeton

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITRIX SYSTEMS, INC.

Date: October 16, 2015	By:	/s/ David J. Henshall
	Name:	David J. Henshall
	Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Retention Agreement, dated October 12, 2015, by and between Citrix Systems, Inc. and Mark B. Templeton